Exhibit 99.1

May 5, 2005

CONTACTS:	Colin Neill, CFO	Media Contact
	Axonyx Inc.	Dawn Lauer
	212-645-7704	212-537-8088
	www.axonyx.com	dlauer@gcigroup.com

AXONYX ANNOUNCES THE APPOINTMENT OF STEVEN B. RATOFF

TO ITS BOARD OF DIRECTORS

New York, NY – May 5, 2005 – Axonyx Inc. (NASDAQ: AXYX), a U.S.-based biopharmaceutical company, today announced the appointment of Steven B. Ratoff to its Board of Directors, effective immediately. Mr. Ratoff replaces Michael A. Griffith, who resigned from the Board on April 29, 2005 in order to fully pursue a new business venture he is leading. Axonyx currently has seven board members, of which five are outside, independent directors.

“We appreciate Mike’s contributions to the Company during his tenure with us and wish him the very best in his new venture,” stated Marvin S. Hausman, M.D., Chairman of the Company. “We are also very pleased to welcome Steven Ratoff to our Board. Steven’s extensive background as a chief executive officer of two life sciences companies, as well as the breath and depth of his finance experience, makes him a valuable addition to our Board.”

Mr. Ratoff is currently a private investor and a Venture Partner with Proquest Investments, a biopharmaceutical venture capital firm. He most recently served as Chairman and Interim Chief Executive Officer of Cima Labs, Inc., a public specialty pharmaceutical company, from May 2003 through its sale to Cephalon, Inc. in August 2004.

He was the President and Chief Executive Officer of MacroMed, Inc., a privately owned drug delivery company, from February 2001 to December 2001, and also as director since 1998.

Mr. Ratoff’s experience includes serving as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a public diversified manufacturer of consumer products, as well as fifteen years in a variety of senior financial positions with Bristol-Myers Squibb.

Mr. Ratoff is currently a director of InKine Pharmaceutical Company, Inc. (NASDAQ: INKP).

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or other Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer’s disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy and safety results of a Phase III trial program, if pursued, will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine or other development programs, that the Company’s development work on Phenserine will support an NDA filing, that the results of Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable successful development of or acceleration of the development of and optimize marketing opportunities for, Phenserine. Axonyx cannot assure that it will be able to advance any of its other potential memory enhancing compounds toward IND status or beyond. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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